Exhibit 99

Maytag Announces First Quarter 2005 Results

          NEWTON, Iowa, April 22 /PRNewswire-FirstCall/ -- Maytag Corporation

(NYSE: MYG) today reported first quarter consolidated sales of $1.168 billion, down 4.2 percent from sales of $1.219 billion in the same period last year.

          Consolidated net income for the first quarter was $7.7 million or 10 cents per share, compared with net income of $38.7 million, or 49 cents per share, a year earlier.  Diluted earnings per share for the first quarter included the following:

	Three Months Ended

	April 2, 2005	April 3, 2004

Diluted Earnings Per Share	$0.10	$0.49

Included in diluted earnings per share (net of tax) were the following items:
Restructuring and related charges - Galesburg	0.01	0.07
Restructuring and related charges - reorganization	0.03	—

          Savings from restructuring activities implemented in 2004 only partially offset rising costs.  Lower net sales and higher costs -- primarily for steel and energy-related items, and higher distribution costs -- reduced first-quarter, year-over-year profitability.

          Maytag Chairman and CEO Ralph Hake stated that while the company achieved the gains that were anticipated through the ‘One Company’ restructuring, it is clear that not enough progress has been made.  “We must immediately take more aggressive steps to improve our cost position by reducing our manufacturing footprint,” he said.  “This will require a manufacturing restructuring that addresses our noncompetitive supply chain costs and burden absorption issues.  A new financing plan will fund these business initiatives, which will include a new credit agreement and finalizing plans to refinance 2006 debt maturities.”

          In the Home Appliance segment, sales declined compared to the prior year primarily as a result of lower sales of OEM refrigeration products, lower sales at Best Buy as well as lower average selling prices for floor care products.

          However, Hake noted that the company experienced sequential market share improvement in all major appliance categories, signaling that the actions Maytag has implemented to improve its sales performance are taking root.  He said, “We expect further growth from new products scheduled for launch in the first half 2005, among them are the Maytag(R) Neptune(R) 27-inch washer and dryer, the Jenn-Air(R) suite of glass-front appliances, and the new Hoover(R) FloorMate(TM) hard floor cleaner.”

          Maytag Services and Maytag International continue to perform well, producing double-digit revenue growth this quarter versus prior year.  Commercial Products remained down year over year given the ongoing weakness in the vending industry.

          While sales were up slightly in Home Appliances compared with the fourth quarter, Hake noted that the Jenn-Air(R) premium appliance lines and the company’s value brands posted strong gains in the quarter.  The corporation saw an improvement in average selling prices this quarter based upon its recent pricing actions; however, these increases were largely offset by selected 2004 price repositioning and product mix.

          As expected, floor care sales were down year over year due to pricing actions in 2004.  However, floor care did see stabilization in market share in key categories with positive momentum attributed to the full-size extractor category.  “We expect new floor care product launches to take hold with new premium products slated for the second half of the year,” Hake said.  “Going forward, our most innovative products this year focus on floor care and laundry, which we believe are significant opportunities.”

          Cash flow from operations in the first quarter of 2005 was a use of $49.8 million, compared with a use of $83.9 million in the first quarter of 2004.  The improvement in cash flow was due to a smaller growth in working capital and lower pension contributions, partially offset by higher cash payments for restructuring charges and payment of $12.3 million for the final resolution of a distributor lawsuit.

          Maytag’s overall debt levels are down $126 million from the prior year, and cash and cash equivalents were increased by $91 million to $99 million.  In addition, inventories were down from the prior year.  In 2004, Maytag had higher inventories for its refrigeration transition and new product introductions.

          Hake noted that the lower-than-expected realization from our pricing actions, as well as higher fuel and energy-related raw material costs have prompted the company to reduce guidance for 2005.  Maytag now expects reported earnings per share for the full year 2005 in the range of 45 cents to 55 cents, including approximately 10 cents in restructuring charges.  Earlier, the company noted that 2005 guidance for reported earnings per share were expected to be in the range of $1.10 to $1.30, including about 5 cents for restructuring charges.

          Maytag Corporation is a leading producer of home and commercial appliances.  Its products are sold to customers throughout North America and in international markets.  The corporation’s principal brands include Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).

Quarterly Conference Call

          Maytag will host a conference call today at 8:30 a.m. CT (9:30 a.m. ET) to discuss its performance with members of the financial community.  During the call, Hake and CFO George Moore will comment on various aspects of the results and answer questions.

          Persons wishing to participate in the call should telephone 800-721-7189 at 8:20 a.m. CT (international participants should dial 303-957-1267).  The conference call will be recorded and available by telephone from 10:30 a.m. CT April 22 until 10:30 a.m. CT April 24.  Persons interested in listening to the conference call tape should call 800-633-8284 (or internationally 402-977-9140) and use access code number 21243180.

          Additionally, Maytag’s conference call will be distributed live over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network.  Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents ( http://www.streetevents.com ).  The audio webcast can also be accessed through Maytag’s Web site, http://www.maytagcorp.com , by clicking on the “Corporate News Center” and then “Conference Calls.”  Replays will be available on both the Maytag and CCBN Web sites.

          Forward-Looking Statements:  Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements.  For a description of such factors, refer to “Forward-Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended January 1, 2005, and each quarter’s 10-Q.

FIRST QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)

	2005	2004	% Change

Home Appliances	$1,113,187	$1,144,786	(2.8)
Commercial Products	54,652	74,158	(26.3)

Consolidated	$1,167,839	$1,218,944	(4.2)

OPERATING INCOME (LOSS) (in thousands)

	2005	2004	% Change

Home Appliances	$26,635	$60,345	(55.9)
Commercial Products	(2,549)	3,287	(177.6)

Reported	$24,086	$63,632	(62.1)

Included in operating income (loss)
Restructuring and related charges-Home Appliances	$4,717	$7,995
Restructuring and related charges-Commercial Products	138	—

NET INCOME (in thousands)

	2005	2004	% Change

Reported	$7,732	$38,724	(80.0)

Included in net income (net of tax)
Restructuring and related charges	$3,301	$5,317

BASIC EARNINGS PER SHARE

	2005	2004	% Change

Reported	$0.10	$0.49	(80.2)

Included in basic earnings per share (net of tax)
Restructuring and related charges	$0.04	$0.07
Basic weighted-average shares outstanding (thousands)	79,562	78,847

DILUTED EARNINGS PER SHARE

	2005	2004	% Change

Reported	$0.10	$0.49	(80.1)

Included in diluted earnings per share (net of tax)
Restructuring and related charges	$0.04	$0.07
Diluted weighted-average shares outstanding (thousands)	79,562	79,225

MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)

	First Quarter Ended

	April 2 2005	April 3 2004

Net sales	$1,167,839	$1,218,944
Cost of sales	1,038,769	1,007,823

Gross profit	129,070	211,121
Selling, general and administrative expenses	100,130	139,494
Restructuring and related charges	4,854	7,995

Operating income	24,086	63,632
Interest expense	(15,775)	(12,891)
Other income	2,428	2,866

Income before income taxes	10,739	53,607
Income taxes	3,007	14,883

Net income	$7,732	$38,724

Basic earnings per common share:
Net income	$0.10	$0.49
Basic weighted-average shares outstanding	79,562	78,847
Diluted earnings per common share:
Net income	$0.10	$0.49
Diluted weighted-average shares outstanding	79,562	79,225

MAYTAG CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 2 2005	January 1 2005	April 3 2004

	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$98,510	$164,276	$7,726
Accounts receivable - net	655,730	629,901	669,879
Inventories	541,673	515,321	581,401
Deferred income taxes	54,589	55,862	62,205
Other current assets	71,727	80,137	80,329
Discontinued current assets	—	—	67,156

Total current assets	1,422,229	1,445,497	1,468,696
Noncurrent assets	642,105	653,365	595,566
Discontinued noncurrent assets	—	—	60,994

Total noncurrent assets	642,105	653,365	656,560
Property, plant and equipment	889,338	921,162	1,020,258

Total assets	$2,953,672	$3,020,024	$3,145,514

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Accounts payable	$518,605	$545,901	$494,143
Accrued liabilities	334,234	358,119	314,454
Notes payable and current portion of long-term debt	189,043	6,043	217,787
Discontinued current liabilities	—	—	98,300

Total current liabilities	1,041,882	910,063	1,124,684
Long-term debt, less current portion	779,826	972,568	877,427
Postretirement benefit liability	532,289	531,995	540,383
Accrued pension cost	498,189	496,480	343,651
Other noncurrent liabilities	179,904	183,942	147,922
Total discontinued noncurrent liabilities	—	—	18,766
Shareowners’ equity (deficit)	(78,418)	(75,024)	92,681

Total liabilities and shareowners’ equity (deficit)	$2,953,672	$3,020,024	$3,145,514

MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)

	Three Months Ended

	April 2 2005	April 3 2004

Operating activities
Net income	$7,732	$38,724
Depreciation and amortization	41,896	41,448
Deferred income taxes	2,517	12,334
Restructuring and related charges, net of cash	(13,829)	5,742
Adverse judgment on pre-acquisition distributor lawsuit	(12,250)	—
Change in working capital	(79,969)	(158,827)
Pension expense	17,533	15,934
Pension contributions	(15,729)	(70,672)
Postretirement benefit liability	294	2,278
Other	2,038	29,162

Net cash used in operating activities	(49,767)	(83,877)

Investing activities
Capital expenditures	(12,849)	(21,729)
Proceeds from property disposition, net of transaction costs	11,123	—

Investing activities	(1,726)	(21,729)

Financing activities
Net proceeds in financing obligations	—	119,789
Dividends	(14,311)	(14,183)
Repayment of long term debt	(2,000)	—
Stock options and employee stock	2,060	—
Other	—	990

Financing activities	(14,251)	106,596
Effect of exchange rates	(22)	(20)

Increase (decrease) in cash and cash equivalents	(65,766)	970
Cash and cash equivalents at beginning of period	164,276	6,756

Cash and cash equivalents at end of period	$98,510	$7,726

Media Contact:  Karen Lynn
Maytag Corporate Communications
(641) 787-8185
klynn2@maytag.com

SOURCE  Maytag Corporation
     -0-                             04/22/2005
     /CONTACT:  Karen Lynn, Maytag Corporate Communications, 641-787-8185, or klynn2@maytag.com /
     /First Call Analyst: /
     /FCMN Contact: klynn2@maytag.com /
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